Exhibit 10.1

September 28, 2012

Michael Goulder

American Greetings Corporation

One American Road

Cleveland, Ohio 44144

Re:	Separation & Release Agreement

Dear Mike:

This Separation and Release Agreement, together with the attached Exhibit A (“Supplemental Release”) (collectively “Agreement”), reflects our mutual agreement regarding the terms of your employment with American Greetings Corporation (together with its subsidiaries and affiliates referred to as “American Greetings”), as well as the terms of the separation of your employment from American Greetings. This Separation and Release Agreement is specifically intended to supersede your employment agreement with American Greetings that was executed in 2002 (the “2002 Agreement”) and the 2009 Amendment thereto (“2009 Amendment” and, together with the 2002 Agreement, the “Original Agreement”), together with any other employment agreement, written or oral, you may have with American Greetings, all of which you agree and acknowledge shall terminate and become null and void and have no effect whatsoever once you execute this Separation and Release Agreement.

1. Separation from Employment on February 28, 2013. Rather than terminate your employment immediately, you shall be permitted to remain an active American Greetings’ associate through February 28, 2013 (the “Separation Date”), upon which date American Greetings will involuntarily terminate your employment. Until the Separation Date, you will continue to receive: (i) salary payments at the annual base salary rate you received as ofSeptember 15, 2012, less applicable withholdings and deductions, paid in accordance with American Greetings’ payroll practices in the ordinary course; and (ii) benefits at the level and of the type you received as of September 28, 2012.

2. Separation Benefits. Subject to the terms of this Separation and Release Agreement, and subject to approval by the Compensation and Management Development Committee of the Board of Directors of American Greetings Corporation, if you sign this Separation and Release Agreement and it becomes effective, you will receive the following payments and benefits in the manner and time frames described in this Section 2. You acknowledge and agree that certain of the payments and benefits differ from and are greater than benefits you would otherwise be eligible to receive upon resignation or separation from service absent this Separation and Release Agreement.

a. Deferred Separation Date. You will be permitted to maintain your employment status and your formal Separation Date shall be delayed until February 28, 2013.

b. Separation Pay. From the Separation Date (February 28, 2013) through August 31, 2014, you will receive salary payments at the annual base salary rate you are receiving as of the Separation Date, less applicable withholdings and payroll deductions, paid in accordance with American Greetings’ payroll practices in the ordinary course.

c. Health Care. From the Separation Date through August 31, 2014, you will continue to receive health care coverage concurrently with COBRA in the plan in which you are enrolled as of the Separation Date at the associate payroll deduction rate as it may be changed from time-to-time. Beginning on September 1, 2014, you will be eligible for continued health care coverage through the remainder of your COBRA eligibility, if any, but at the full COBRA premium.

d. Stock Options and Contingent Payment.

(1)	Stock Options. As of the date hereof, your previously granted stock options are fully vested and, subject to the terms of the plan and agreements governing your stock options, will remain vested as of the Separation Date and will remain exercisable until and including May 29, 2013 (the “Option Expiration Date”), which is the ninetieth (90th) day following the Separation Date. You also acknowledge and agree that any previously granted, vested stock options that remain outstanding on the Option Expiration Date will be automatically forfeited (the “Forfeited Options”).

(2)	Contingent Payment. Notwithstanding the foregoing, if on or prior to the Option Expiration Date the Transaction (as defined below) has not been consummated or has not otherwise been withdrawn or terminated, then if the Transaction is consummated on or before August 31, 2013, American Greetings will take such action as is necessary to ensure that you receive the consideration that would have been payable to you under the terms of the Transaction (if any) with respect to your Forfeited Options had your Forfeited Options not terminated on the Option Expiration Date, but remained outstanding as of date the Transaction is consummated. For purposes hereof, the “Transaction” shall mean the transaction contemplated by the non-binding proposal, dated September 25, 2012, from Zev Weiss and Jeffrey Weiss on behalf of themselves and certain other members of the Weiss family and related parties, to acquire all of the outstanding Class A and Class B common shares of the American Greetings Corporation not currently owned by them.

e. Performance Share Program. As of the date hereof, you have been credited, but not vested in, 12,000 Class A common shares (the “Credited Shares”) of American Greetings in accordance with and subject to the terms and conditions of the American Greetings Performance Share Program, and your June 26, 2009 Performance Share Grant Agreement. Promptly following the Separation Date, and subject to standard tax withholdings, you will be issued 12,000 fully vested and unrestricted Class A common shares (or such lesser amount to the extent that you elect to have shares withheld to pay taxes due on the vesting of such shares), which amount represents 100% of the Credited Shares that were scheduled to vest on February 28, 2013. All other Credited Shares, together with any other performance shares that have not otherwise credited or vested under your June 26, 2009 Performance Share Grant Agreement, shall automatically terminate and be cancelled on the Separation Date.

f. Performance Share Program – FY 2013 – 2015. You will be eligible to earn performance shares under the May 25, 2012 grants for the FY 2013 performance period, based on actual FY 2013 performace and subject to the time vesting provisions of that program. You will not be eligible to receive any performance shares under the May 25, 2012 grant for the FY 2013 to 2014 performance period or for the FY 2013 to 2015 performance period, all of which shall automatically terminate and be cancelled as of the Separation Date.

g. Restricted Stock Units (RSU’s). As of the date hereof, you have the following two separate, unvested RSU grants outstanding: 4,400 Class A RSU’s granted on May 3, 2011 (the “2011 RSU Grant”), and 13,266 Class A RSU’s granted on May 2, 2012 (the “2012 RSU Grant”). Promptly following the Separation Date, and subject to standard tax withholdings, you will be issued 3,629 fully vested and unrestricted Class A common shares (or such lesser amount to the extent that you elect to have shares withheld to pay taxes due on the vesting of such shares), representing a pro-rated amount of your 2011 RSU Grant. The remaining unvested units under the 2011 RSU Grant will shall automatically terminate and be cancelled as of the Separation Date. Your 2012 RSU Grant will continue to vest in accordance with its terms, such that, subject to the terms of such grant and subject to standard tax withholdings, on or around each of May 2, 2013 and May 2, 2014, you will be issued 6,633 fully vested and unrestricted Class A common shares (or such lesser amount to the extent that you elect to have shares withheld to pay taxes due on the vesting of such shares). Additionally, with respect to the 13,266 shares associated with the 2012 RSU Grant, you acknowledge that, on the Separation Date, you will be responsible for the payment of FICA taxes, which may be settled through American Greetings by way of personal check or payroll withholding.

h. Key Management Incentive Plan Eligibility. You will be eligible to participate in American Greetings’ Key Management Annual Incentive Plan for fiscal year 2013 at a “Meets Expectations” evaluation level for purposes of determining level of bonus payment. Payment, if any, will be made on the date in 2013 on which bonuses are otherwise payable to active employees thereunder, but in no event later than December 31, 2013.

i. Supplemental Executive Retirement Plan. For purposes of the American Greetings Supplemental Executive Retirement Plan, calculation of your accrued benefit thereunder shall be calculated based on February 28, 2013 as the date of your separation of service and, subject to the terms thereof, will be payable commencing upon your attaining the age of fifty-five.

j. Outplacement. American Greetings will pay for up to six (6) months of outplacement services to assist you in seeking employment. At the end of such six month period, if you are continuing to actively use the outplacement services made available to you, American Greetings will continue to pay for such services on a month-to-month basis, for up to an additional six (6) months. American Greetings will select the service provider and will make direct payments to the service provider.

k. Life Insurance and AD&D Coverage. You will continue to be covered under the American Greetings Executive Life Insurance Plan through August 31, 2014, which, subject to the terms therein, provides company paid coverage of two times your base salary as of your separation date. In addition, you will continue to be covered under the American Greetings supplemental accidental death and dismemberment policy through August 31, 2014, which, subject to the terms therein, provides company paid coverage of two times your base salary as of your separation date, not to exceed an aggregate of $1,000,000.

l. Computer and cell phone. During the period from your Separation Date until February 28, 2014, American Greetings will provide you the use of a laptop computer and cell phone.

3. Additional Benefits Contingent on Signing A Supplemental Release After Separation. In addition to the foregoing, if you sign the Supplemental Release attached hereto as Exhibit A after February 28, 2013 and it becomes effective, you will be eligible to continue to receive a car allowance of $1,250 per month, for 12 months, through February 28, 2014. If you fail to sign the Supplemental Release or you revoke it before it becomes effective, you will not be eligible to receive this additional benefit, but such failure or revocation shall not affect the enforceability of the terms and conditions contained in this Separation Agreement and Release once it becomes effective.

4. Reasonable Cooperation. You acknowledge and agree that your agreement to fully cooperate with American Greetings with respect to the provisions of this Section 4 in its entirety is a material term of this Separation and Release Agreement. The failure by you to cooperate fully with American Greetings is a material breach of this Separation and Release Agreement.

a. Transfer of job responsibilities. As directed by American Greetings’ management, you shall fully cooperate in transferring to designated employees all of your responsibilities and duties.

b. Fiduciary Obligations. You acknowledge and agree that at all times until and through the Separation Date, you will carry out your duties in a manner consistent with and in compliance with all present and future requirements of: (i) applicable federal and state laws and regulations; (ii) American Greetings’ policies and procedures; and (iii) the directives and instructions of American Greetings’ management. You acknowledge and fully understand that you have a fiduciary relationship with American Greetings and, as a fiduciary, you are under an obligation to use due care and act in the best interest of American Greetings at all times.

c. Legal matters. You agree to cooperate with American Greetings and its attorneys as may be reasonably required concerning any past, present or future legal matters that relate to or arise out of your employment with American Greetings, with the understanding that any meetings you are required to attend are scheduled at mutually agreeable times. You acknowledge that you have advised American Greetings’ General Counsel of all facts of which you are aware that constitute or might constitute violations of the American Greetings’ Code of Business Conduct, ethical standards or legal obligations. American Greetings agrees to reimburse you for any and all reasonable costs and expenses (including but not limited to reasonable attorneys’ fees) you may incur in connection with such cooperation, with such reimbursement to occur no later than the end of the taxable year following the taxable year in which such expense was incurred.

d. Indemnification. You shall be indemnified for acts and omissions occurring on or prior to the Separation Date to the fullest extent permitted under applicable law. You shall be covered under American Greetings’ directors’ and officers’ liability insurance policies in effect on the same basis that other former directors and officers are covered for acts and omissions occurring prior to separation.

5. Acknowledgment of Separation. You acknowledge and agree that as of the Separation Date, or upon the date you are separated from service if earlier than the Separation Date, you will cease to be an employee of American Greetings and that the only benefits you will receive from American Greetings are those described in this Agreement; provided, however, that except as expressly set forth herein, this Agreement does not waive any vested benefits you may be eligible to receive as of the Separation Date under American Greetings’ compensation and benefit plans. You acknowledge and agree that the terms and conditions of this Agreement are intended by you and American Greetings to supersede all benefits payable to you upon termination by any other written or oral agreement, including but not limited to the Original Agreement you executed with American Greetings, and that as of the Separation Date, any other written or oral agreement will no longer have any force and effect.

6. Waiver and Release of Employment Claims. In consideration of the promises made by American Greetings in this Separation and Release Agreement, you, for yourself, your family, heirs, executors, administrators, personal representatives, agents, employees, assigns, legal representatives and accounts, affiliates and for any partnerships, corporations, sole proprietorships, or other entities owned or controlled by you, agree to waive and release American Greetings, its past, present, and future officers, directors, shareholders, agents, representatives, insurers, employees, attorneys, subsidiaries, affiliated corporations, successors and assigns, from any and all claims, causes of action, and liabilities of any kind, known or unknown, in law or in equity, that you had or have as of the Effective Date (as defined below) of this Separation and Release Agreement, and that are in any way connected with or arise out of you employment or the termination of your employment with American Greetings, including but not limited to claims, causes of action, and liabilities involving:

a. Discrimination, retaliation or harassment based on race, color, religion, gender, gender identity, pregnancy, national origin, ancestry, citizenship, age, marital status, health or medical condition, leave of absence usage, disability, sexual orientation, veteran or military status, or any other protected status under any federal, state or local laws, including but not limited to claims of discrimination, harassment or retaliation under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Equal Pay Act, the Pregnancy Discrimination Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Immigration Reform and Control Act, the Occupational Safety and Health Act, and/or any other state, federal, local or municipal statute, regulation, rule or order that relates to your employment or its termination;

b. Any other employment related claim whatsoever including but not limited to, claims relating to wrongful termination, breach of contract (express or implied), breach of implied covenant of good faith and fair dealing, misrepresentation (intentional, fraudulent or negligent), estoppel, public policy violation, whistleblowing, defamation, infliction of emotional distress (intentional or negligent), negligence, personal injury of any kind and invasion of privacy.

c. Excluded from this Separation and Release Agreement are any claims that cannot be released or waived by law, including but not limited to workers’ compensation claims and the right to file a charge with or participate in an investigation conducted by certain government agencies. You acknowledge and agree, however, that you are releasing and waiving your right to any monetary recovery should any government agency pursue any claims on your behalf that arose prior to the Effective Date of this Separation and Release Agreement. Except as expressly set forth in this Separation and Release Agreement, you are not waiving or releasing any of your employee benefits that have already vested according to the terms of American Greetings’ benefits plans.

d. You agree that you have been properly paid for all hours worked, have not suffered any on-the-job injury for which you have not already filed a claim and that you have been properly provided any needed family or medical leaves of absence.

7. Release of Other Claims. In further consideration of the promises made by American Greetings in this Separation and Release Agreement, you, for yourself, your family, heirs, executors, administrators, personal representatives, agents, employees, assigns, legal representatives and accounts, affiliates and for any partnerships, corporations, sole proprietorships, or other entities owned or controlled by you, fully release, acquit, and forever discharge American Greetings, its past, present, and future officers, directors, shareholders, agents, representatives, insurers, employees, attorneys, subsidiaries, affiliated corporations, and assigns, from any and all actions, causes of action, claims, grievances, damages, obligations, suits, agreements, costs, expenses, attorneys’ fees, punitive or compensatory damages, back pay or any other liability of any kind whatsoever of which you have knowledge as of the time you sign this Separation and Release Agreement.

8. No Future Lawsuits. You promise never to file a lawsuit, demand, action, or otherwise assert any claims against American Greetings referenced in paragraphs 6 or 7 of this Separation and Release Agreement. The foregoing sentence shall be construed as a covenant not to sue. This Separation and Release Agreement may be introduced as evidence at any legal proceeding as a complete defense to any claims you ever assert against American Greetings.

9. Construction of the Agreement.

a. This Agreement has been negotiated and drafted by mutual agreement of both parties and, accordingly, none of the provisions shall be construed more strongly in favor of or against either party.

b. This Agreement shall bind and inure to the benefit of and be enforceable by you, your respective heirs, executors, personal representatives, successors and permitted assigns.

10. Confidentiality of this Agreement. You agree not to disclose, or discuss with, any person (other than your spouse, attorney, tax or other financial advisor) any of the terms and/or conditions of this Agreement, except as may be required to notify a potential employer of your confidentiality, non-competition and non-solicitation obligations. Except as permitted in this Section 10, disclosure of any term and/or condition of this Agreement is a material breach of this Agreement. American Greetings also agrees to keep the terms of this Agreement as confidential as practicable and exercise reasonable efforts to limit disclosure of the Agreement to those with a business reason to know or as otherwise required by law.

11. Confidentiality & Non-Disclosure. You acknowledge that you have an obligation of confidence and non-disclosure with respect to any and all confidential information and trade secrets that you acquired during the course of employment with American Greetings. This obligation of confidence and non-disclosure extends to both American Greetings’ information and third-party information held by American Greetings in confidence, and this obligation continues after the Separation Date. You are prohibited from using or disclosing such information. You agree that you will not accept or become employed or retained in any capacity whatsoever by any person or entity where such employment or other capacity requires you to disclose or use confidential information, or where such employment or other capacity will, or may cause or reasonably lead to, the inevitable, necessary or effective disclosure or use of confidential information whether through express, implicit, indirect, intentional or unintentional means. You also agree that you will return to American Greetings any and all American Greetings’ property and information that came into your possession, or which you prepared or helped prepare, in connection with or during your employment. You will not retain any copies of such property or information.

12. Non-Competition & Non-Solicitation. Unless you have prior written permission from American Greetings’ Chief Executive Officer, General Counsel or Senior Vice President of Human Resources, you agree that for the eighteen- month period from February 28, 2013 through August 31, 2014, you shall not: a) be employed directly or indirectly, in any capacity for, or work as a consultant or independent contractor for, or financially support in any manner, any person, firm, corporation or entity in the United States, United Kingdom, Canada or Mexico, which designs or manufactures or social expression products that are substantially similar in nature to the social expression products designed and manufactured by American Greetings, or any of its related entities; and/or b) solicit (directly or indirectly) any American Greetings’ employee to enter into employment, directly or indirectly, in any capacity, or work as a consultant or independent contractor for any person, firm, corporation or entity in the United States, United Kingdom, Canada or Mexico, which designs or manufactures social expression products that are substantially similar in nature to the social expression products designed or manufactured by American Greetings, or any of its related entities. You acknowledge and agree that the remedy at law available to American Greetings for breach by you of any of the obligations under Sections 11 and/or 12 of this Agreement would be inadequate and that damages flowing from such a breach would not readily be susceptible to being measured in monetary terms. Accordingly, you acknowledge, consent and agree that, in addition to any other rights or remedies that American Greetings may have at law, in equity or under this Agreement, upon adequate proof of your violation of any provision of Sections 11 and/or 12 of this Agreement, American Greetings will be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage.

13. Non-Disparagement. You agree not to disparage or denigrate American Greetings, its directors, executive officers, employees, products or services orally or in writing.

14. No Admission of Liability. The offering, undertaking or signing of this Agreement are not in any way an acknowledgment or admission that you, American Greetings, or any person acting on behalf of American Greetings, has: a) violated or failed to comply with federal, state or local statute, law, regulation, rule or ordinance; or b) failed to comply with any of American Greetings’ policies or procedures.

15. Representations & Warranties. You represent and warrant that you have no interest or obligation that is inconsistent with or in conflict with this Agreement or that would prevent, limit or impair your performance of any part of this Agreement. You represent that as of the date you have signed this Agreement, you have not filed, directly or indirectly, nor caused to be filed, any claim, charge or cause of action against American Greetings in any forum, including federal, state or local court or in arbitration, any administrative proceeding with any federal, state or local administrative agency. You agree that should any administrative or third party pursue any claims on your behalf, you waive your right to any monetary or recovery of any kind.

16. Breach of Agreement. You agree that in the event you breach any of the terms of this Agreement, you will forfeit the benefits described in this Agreement, plus you will pay any expenses or damages incurred by American Greetings and/or each of its agents, officers, directors, employees, subsidiaries, divisions, affiliates, successors and assigns as a result of the breach, including reasonable attorneys’ fees.

17. Dispute Resolution. All disputes, claims, or controversies arising out of or in connection with this Agreement, your employment or its termination, including but not limited to those concerning workplace discrimination and all other statutory claims, shall exclusively be submitted to and determined by final and binding arbitration before a single arbitrator (“Arbitrator”) of the American Arbitration Association (“AAA”) in accordance with the association’s then current rules for the resolution of employment disputes (the “Rules”). The Arbitrator shall be selected in accordance with the Rules. The parties consent to the authority of the arbitrator, if the arbitrator so determines, to award fees and expenses (including attorneys’ fees) to the prevailing party in the arbitration. The following claims are not covered by this arbitration agreement: (i) claims you may have for workers’ compensation and unemployment compensation benefits; and (ii) claims by either party for injunctive and/or other equitable relief, including without limitation the enforcement of Sections 11 and/or 12, as to which you understand and agree that American Greetings may seek and obtain relief from a court of competent jurisdiction. You understand that the benefits set forth in this Agreement and your employment with American Greetings through the Separation Date are, in part, consideration for your acceptance of this arbitration provision. In addition, the promises by American Greetings and by you to arbitrate claims rather than litigate them before courts or other bodies provide consideration for each other.

18. Entire Agreement. This Agreement constitutes the entire understanding between you and American Greetings relating to the subject matter contained herein. This Agreement may not be changed, modified, or altered without the express written consent of you and a senior officer of American Greetings. American Greetings’ failure to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of, or deprive American Greetings of its right thereafter to insist upon strict adherence to that term or any other term of this Agreement. To be effective, any waiver must be in writing and signed by a senior officer of American Greetings.

19. Governing Law, Severability.

a. This Agreement shall be construed in accordance with the laws of the State of Ohio.

b. It is expressly understood and agreed that if a final determination is made by a court of law that the time or any other restriction contained in Section 12 is an unenforceable restriction against you, then the provisions of Sections 12 above shall not be rendered void but shall be deemed amended to apply as to such maximum time and to such other maximum extent as such court may determine or indicate to be enforceable.

c. If a court of competent jurisdiction declares that any other provision or term of this Agreement is void or invalid, only the term, condition, clause, or provision that is determined to be void or invalid shall be stricken from the Agreement and it shall not affect the remaining provisions of this Agreement, which shall remain in full force and effect.

20. Time for Consideration of this Agreement.

a. From the date you receive this Separation and Release Agreement, which appears on page one above, you acknowledge and agree that you have had at least twenty-one (21) calendar days to consider and sign it. You can sign the Separation and Release Agreement at any time before the expiration of the 21-day period, but if you do so, you acknowledge that you have done so voluntarily and of your own free will, without duress or coercion. Any changes to this Separation and Release Agreement, whether material or immaterial, do not restart the running of the 21-day period. If you do not submit a signed copy of this Separation and Release Agreement on or before the 22nd day after you received it, American Greetings’ offer shall be withdrawn. You are hereby advised and encouraged to consult an attorney prior to signing this Separation and Release Agreement if you desire to do so. You acknowledge that if you have signed this Agreement without consulting an attorney, you have done so knowingly and voluntarily.

b. You further acknowledge and agree that you will not sign the Supplemental Release attached as Exhibit A until on or after the Separation Date; you are advised to consult with an attorney prior to signing the Supplemental Release; and you acknowledge and agree that you will have at least twenty-one (21) calendar days from the date you received this Agreement to review and consider your decision to sign the Supplemental Release.

21. Revocation of this Agreement. After you sign this Separation and Release Agreement, you have seven (7) calendar days to revoke your signature. If you revoke your signature, this Agreement shall not be effective or enforceable. Your revocation must be in writing, signed by you, and received by the Catherine M. Kilbane, Senior Vice President, General Counsel and Secretary, American Greetings Corporation, One American Road, Cleveland, Ohio, 44144, within seven (7) calendar days after you sign the Agreement, not including the day you received it. This Separation and Release Agreement shall be effective only after the 7-day period has expired without your revocation. This Separation and Release Agreement becomes effective on the eighth day after you sign it without revocation (“Effective Date”).

22. Section 409A of the Internal Revenue Code of 1986 Compliance.

a. Section 409A of the Internal Revenue Code of 1986 Compliance. It is the intention and purpose of the parties that this Agreement and all payments and benefits hereunder shall be, at all relevant times, in compliance with (or exempt from) Code Section 409A and all other applicable laws, and this Agreement shall be so interpreted and administered. If necessary, any provision of this Agreement, or part thereof, that fails to comply with Section 409A shall be considered null and void. To the extent required by Code Section 409A, no benefits shall be paid under this Agreement during the six-month period following Employee’s Separation Date (the “Postponement Period”). If payment of benefits is required to be delayed for the Postponement Period under Code Section 409A, the accumulated amounts withheld on account of Code Section 409A shall be paid in a lump sum payment within thirty (30) days after the end of the Postponement Period and no interest or other adjustment shall be made for the delayed payment. If Employee dies during the Postponement Period prior to the payment of benefits, the amounts withheld on account of Code Section 409A shall be paid to Employee’s estate within sixty (60) days after Employee’s death.

b. This Agreement is intended to meet the requirements of the “short-term deferral” exception, the “separation pay” exception and other exceptions under Code Section 409A. Notwithstanding anything in the Agreement to the contrary, if required by Code Section 409A, payments may only be made under this Agreement upon an event and in a manner permitted by Code Section 409A, to the extent applicable. For purposes of Code Section 409A, any payment required to be made hereunder shall be treated as separate from any other payment or payments required to be made hereunder, and the right to a series of payments under the Agreement shall be treated as a right to a series of separate payments. For purposes of the Agreement, references to a “termination,” “termination of employment,” or like terms shall mean “separation from service” as defined under Code Section 409A to the extent applicable. All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses eligible for reimbursement during the period of time specified in the Agreement; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits provided in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefit is not subject to liquidation or exchange for another benefit. In no event may Employee designate the year of payment for any amounts payable under the Agreement.

23. Transferability. This Agreement shall be binding upon any successor to American Greetings, whether by merger, consolidation, purchase of assets or otherwise. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liability hereunder upon any person or entity, other than the parties hereto and their respective successors and assigns, which in your case will include your heirs and/or your estate.

Signed and Agreed to on behalf of American Greetings Corporation,

/s/ Brian McGrath 10/24/12
Brian McGrath, Senior Vice President of Human Resources

I ACKNOWLEDGE AND AGREE THAT I HAVE BEEN ADVISED THAT THIS SEPARATION AND RELEASE AGREEMENT IS A LEGAL DOCUMENT, AND HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY CONCERNING THIS SEPARATION AND RELEASE AGREEMENT. I ACKNOWLEDGE AND AGREE THAT I HAVE CAREFULLY READ AND FULLY UNDERSTAND ALL PROVISIONS OF THIS AGREEMENT, AND AM VOLUNTARILY AND KNOWINGLY SIGNING THE SEPARATION AND RELEASE AGREEMENT.

By:	/s/ Michael Goulder	Date:	10-18-12
Michael Goulder

EXHIBIT A – SUPPLEMENTAL RELEASE FOR MICHAEL GOULDER

(To Be Executed After February 28, 2013)

The following is your Supplemental Release with American Greetings Corporation (together with its subsidiaries and affiliates referred to as “American Greetings”), regarding your employment with American Greetings and the termination thereof. This Supplemental Release is being provided as contemplated by Section 3 of that Separation and Release Agreement between American Greetings and you as of             , 2012 (the “Separation and Release Agreement”).

1. Additional Benefits. Upon your separation on February 28, 2013 and effective as of the Supplemental Release Effective Date (as defined below), you will be eligible to continue to receive a car allowance of $1,250 for 12 months, through February 28, 2014

2. Waiver and Release of Employment Claims. In consideration of the promises made by American Greetings in this Supplemental Release, you, for yourself, your family, heirs, executors, administrators, personal representatives, agents, employees, assigns, legal representatives and accounts, affiliates and for any partnerships, corporations, sole proprietorships, or other entities owned or controlled by you, agree to waive and release American Greetings, each of its past, present, and future officers, directors, shareholders, agents, representatives, insurers, employees, attorneys, subsidiaries, affiliated corporations, successors and assigns, from any and all claims, causes of action, and liabilities of any kind, known or unknown, in law or in equity, that you had or have as of the Supplemental Release Effective Date, and that are in any way connected with or arise out of your employment or the termination of your employment with American Greetings, including but not limited to claims, causes of action, and liabilities involving:

a. Discrimination, retaliation or harassment based on race, color, religion, gender, gender identity, pregnancy, national origin, ancestry, citizenship, age, marital status, health or medical condition, leave of absence usage, disability, sexual orientation, veteran or military status, or any other protected status under any federal, state or local laws, including but not limited to claims of discrimination, harassment or retaliation under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Equal Pay Act, the Pregnancy Discrimination Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Immigration Reform and Control Act, the Occupational Safety and Health Act, and/or any other state, federal, local or municipal statute, regulation, rule or order that relates to your employment or its termination;

b. Any other employment related claim whatsoever including but not limited to, claims relating to wrongful termination, breach of contract (express or implied), breach of implied covenant of good faith and fair dealing, misrepresentation (intentional, fraudulent or negligent), estoppel, public policy violation, whistleblowing, defamation, infliction of emotional distress (intentional or negligent), negligence, personal injury of any kind and invasion of privacy.

c. Excluded from this Supplemental Release are any claims that cannot be released or waived by law, including but not limited to workers’ compensation claims and the right to file a charge with or participate in an investigation conducted by certain government agencies. You acknowledge and agree, however, that you are releasing and waiving your right to any monetary recovery should any government agency pursue any claims on your behalf that arose prior to the Supplemental Release Effective Date. Except as otherwise expressly agreed, you are not waiving or releasing any of your employee benefits that have already vested according to the terms of American Greetings’ benefits plans.

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d. You agree that you have been properly paid for all hours worked, have not suffered any on-the-job injury for which you have not already filed a claim and that you have been properly provided any needed family or medical leaves of absence.

3. Release of Other Claims. In further consideration of the promises made by American Greetings in this Supplemental Release, you, for yourself, your family, heirs, executors, administrators, personal representatives, agents, employees, assigns, legal representatives and accounts, affiliates and for any partnerships, corporations, sole proprietorships, or other entities owned or controlled by you, fully release, acquit, and forever discharge American Greetings, its past, present, and future officers, directors, shareholders, agents, representatives, insurers, employees, attorneys, subsidiaries, affiliated corporations, and assigns, from any and all actions, causes of action, claims, grievances, damages, obligations, suits, agreements, costs, expenses, attorneys’ fees, punitive or compensatory damages, back pay or any other liability of any kind whatsoever of which you have knowledge as of the time you sign this Supplemental Release.

4. No Future Lawsuits. You promise never to file a lawsuit, demand, action, or otherwise assert any claims against American Greetings referenced in paragraphs 6 or 7 of the Separation and Release Agreement. The foregoing sentence shall be construed as a covenant not to sue. This Supplemental Release may be introduced as evidence at any legal proceeding as a complete defense to any claims you ever assert against American Greetings.

5. Time for Consideration of this Supplemental Release. From the date you received this Supplemental Release, which appears on page one of the Separation and Release Agreement, you acknowledge and agree that you have had at least twenty-one (21) calendar days to consider and sign it. Any changes to this Supplemental Release, whether material or immaterial, do not restart the running of the 21-day period. You are hereby advised and encouraged to consult an attorney prior to signing this Supplemental Release if you desire to do so. You acknowledge that if you have signed this Supplemental Release without consulting an attorney, you have done so knowingly and voluntarily.

6. Revocation of this Supplemental Release. After you sign this Supplemental Release, you have seven (7) calendar days to revoke your signature. If you revoke your signature, this Supplemental Release shall not be effective or enforceable, although the above Separation and Release Agreement will continue be effective. Your revocation must be in writing, signed by you, and received by the Catherine M. Killable, Senior Vice President, General Counsel and Secretary, American Greetings Corporation, One American Road, Cleveland, Ohio, 44144, within seven (7) calendar days after you sign the Supplemental Release, not including the day you received it. This Supplemental Release shall be effective only after the 7-day period has expired without your revocation. This Supplemental Release becomes effective on the eighth day after you sign it without revocation (“Supplemental Release Effective Date”).

I ACKNOWLEDGE AND AGREE THAT I HAVE BEEN ADVISED THAT THIS SUPPLEMENTAL RELEASE IS A LEGAL DOCUMENT, AND I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY CONCERNING THIS AGREEMENT. I ACKNOWLEDGE AND AGREE THAT I HAVE CAREFULLY READ AND FULLY UNDERSTAND ALL PROVISIONS OF THIS SUPPLEMENTAL RELEASE, AND AM VOLUNTARILY AND KNOWINGLY SIGNING THE SUPPLEMENTAL RELEASE.

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Michael Goulder	Date

American Greetings Corporation By: Brian McGrath Senior Vice President, Human Resources American Greetings Corporation	Date

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